Exhibit 2.1

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into effective as of August 1, 2004 (“Effective Date”) by and between XETA TECHNOLOGIES, INC., an Oklahoma corporation (“Purchaser”), and BLUEJACK SYSTEMS, L.L.C., a Washington limited liability company (“Seller”) and GREG FORREST (the “Seller Principal”).

Recitals

          A.          Seller is a supplier of converged telephony and data cabling systems, providing a full range of telecommunication, data and cable network products and services to small- and medium-sized businesses throughout the Puget Sound region and the continental United States of America (the “Business”), and the Seller Principal owns all of the issued and outstanding membership interest of Seller.

          B.          Seller desires to sell the Business to Purchaser as a going concern and in connection therewith to sell substantially all of Seller’s assets to Purchaser, and Purchaser desires to purchase such Business and assets, and to assume certain of Seller’s liabilities relating thereto, upon the terms and conditions set forth in this Agreement (the “Asset Purchase”).

Agreement

          NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I
TERMS AND INTERPRETATION

1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

          1.1.1     “Affiliate” of, or “Affiliated” with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

1.1.2 “Acquired Business” means the Assets acquired by Purchaser with the Assumed Liabilities.

1.1.3 “Assets” has the meaning set forth in Section 2.1.

          1.1.4     “Assumed Liabilities” means the liabilities and obligations of the Seller or relating to the Seller’s business or operations to be assumed by Purchaser at the Closing in accordance with Section 2.5.

1.1.5 “Branch Contribution” has the meaning set forth in Section2.2(c).

1.1.6 “Cash Portion of the Purchase Price” has the meaning set forth in Section 2.2(a).

1.1.7 “Closing” has the meaning set forth in Section 3.1.

1.1.8 “Closing Date” has the meaning set forth in Section 3.1.

1.1.9 “Closing Date Balance Sheet” has the meaning set forth in Section 2.3.

1.1.10 “Closing Equity Certificate” has the meaning set forth in Section 2.3.

1.1.11 “Closing Equity Value” has the meaning set forth in Section 2.3.

1.1.11 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.12 “Damages” has the meaning set forth in Section 10.2.

1.1.13 “Earnout” has the meaning assigned in Section 2.3(c).

1.1.14 “Earnout Period” means the five-year period after the Date of Closing, as set forth in Section 2.3(c).

          1.1.15   “Encumbrances” means all liens, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or material defects in title.

1.1.16 “Equity Determination Period” means the thirty-day period following the Date of Closing as more particularly described in Section 2.3.

1.1.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.1.18 “Excluded Assets” has the meaning set forth in Section 2.1.

1.1.19 “Final Determination” has the meaning set forth in Section 10.7.

1.1.20 “Financial Statements” has the meaning set forth in Section 5.6.

1.1.21 “GAAP” means generally accepted accounting principles consistently applied for all periods involved.

          1.1.22   “Governmental Authority” means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

1.1.23 “Gross Profit” has the meaning set forth in Section 2.2(c).

1.1.24 “Hold-Back” has the meaning set forth in Section 2.2(a).

1.1.25 “Indemnified Party” has the meaning set forth in Section 10.5.

1.1.26 “Indemnification Period” has the meaning set forth in Section 10.1.

1.1.27 “Indemnifying Party” has the meaning set forth in Section 10.5.

1.1.28 “Hold-Back” shall have the meaning set forth in Section 2.2.

          1.1.29   “Law” or “Laws” means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, codes, regulations, licenses, permits, authorizations, approvals, consents, legal doctrines, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

1.1.30 “Leases” means all leases for facilities leased by the Seller.

          1.1.31   “Loss” or “Losses” means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and costs and expenses of investigation), net of (i) income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof) and (ii) insurance proceeds.

1.1.32 “Material Contracts” has the meaning set forth in Section 5.10.

          1.1.33   “Net Worth of the Acquired Business” means the book value of the Assets acquired by Purchaser hereunder minus the book value of the Assumed Liabilities (based on values properly reflected in accordance with GAAP on the Closing Date Balance Sheet).

1.1.34 “Non-Competition Agreement” has the meaning set forth in Section 8.9.1.

1.1.35 “Permits” has the meaning set forth in Section 5.12.

          1.1.36   “Permitted Distributions” means withdrawals of cash, securities and personal items, at the Seller Principal’s discretion, which do not reduce Seller’s total stockholders’ equity to an amount which is less than zero.

          1.1.37   “Permitted Encumbrances” means (a) any Encumbrances reserved against in the Financial Statements, (b) Encumbrances for property or ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and (c) obligations under operating and capital leases which are listed in Schedule 5.10.

1.1.38 “Prorated Taxes” has the meaning assigned in Section 3.6.

1.1.39 “Seattle Branch” means the Acquired Business functioning after Closing as Purchaser’s Seattle branch office, as set forth in Section 2.3(c).

1.1.40 “Settlement Period” means the sixty-day period following the close of the Equity Determination Period, as more particularly described in Section 2.3.

          1.1.41   “Taxes” means all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

1.1.42 “UCC” means the Uniform Commercial Code as the same is in force in the jurisdiction implicated in any particular reference herein.

1.1.43 “Welfare Plan” means and includes each “employee welfare benefit plan” maintained by Seller (within the meaning of Section 3(1) of ERISA).

1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in Article I and elsewhere in this Agreement include the plural as well as the singular;

          (b)     Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders;

          (c)     The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits, and not to any particular Article, Section or other subdivision;

(d) The terms “include,” “includes” and “including” are not limiting and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;”

(e) The term “material” shall mean, or an event shall be deemed to be “material,” if its existence produces an effect or variance of Ten Thousand dollars ($10,000) or more; and

          (f)     Whenever a statement of any party is qualified by that party’s knowledge, “knowledge” means and includes the actual personal knowledge of the person making such statement at the time or times that such statement is made, and a knowledge or awareness of facts, circumstances or other matters contained or referred to in such statements of which the person making the statement would or should be aware with the exercise of reasonable care.  If the statement is made by a corporation, the knowledge of the corporation’s officers and directors shall be imputed to the corporation.

ARTICLE II
PLAN OF ACQUISITION

          2.1      Acquisition of the Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s assets, properties, businesses, franchises, goodwill and rights of every kind and character, tangible or intangible, real or personal, whether owned or leased, other than the Excluded Assets (collectively, the “Assets”), free and clear of all Encumbrances other than Permitted Encumbrances.  Without limiting the generality of the foregoing, the Assets shall consist of:

(a) all accounts and notes receivable of Seller;

(b) all inventory (including, without limitation, spare parts inventory) and work-in-progress of Seller;

(c) all customer lists, sales records, credit data and other information relating to customers of Seller;

(d) all rights, title and interest of Seller in, to and under all existing contracts, leases and agreements, written and verbal to which the Seller is a party;

          (e)     all right, title and interest of the Seller in computer equipment and hardware used exclusively by the Seller, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property with such computer equipment and hardware;

          (f)     all of the furniture, fixtures, equipment, machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies and all other tangible personal property of every kind and description owned by Seller;

(g) all motor vehicles and other transportation equipment of Seller;

(h) all right, title and interest of Seller in and to and under all licenses, franchises, permits, and other governmental authorizations;

          (i)     all right, title and interest of Seller in, to and under all intangible property of Seller, all goodwill associated therewith, and all rights and privileges used in the conducting of the Business and the right to recover for infringement thereon;

(j) the name Bluejack Systems and any trade names or other assumed names under which Seller operates;

          (k)     copies of Seller’s books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary for Purchaser to conduct the Business from and after the Closing in the manner in which it was being conducted before the Closing;

          (l)     all insurance proceeds and insurance claims of Seller that relate exclusively to the Business or to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Seller is entitled to enforce with respect to the Assets against its predecessors in title, if any;

(m) all right, title and interest of the Seller in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining exclusively to the Business or the Assets; and

          (n)     all other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located, that are exclusively used or intended for the exclusive use in connection with the Business as presently being conducted.

The “Excluded Assets” are the assets of the Seller listed in Schedule 2.1.

2.2 Purchase Price. The purchase price for the Assets shall be equal to the sum of the following:

(a) $600,000 to be paid in cash at Closing (the “Cash Portion of the Purchase Price”) less $100,000 to be held-back (“Hold-Back”) and paid in accordance with Section 2.2(b) below; plus

          (b)     Subject to Sections 2.3 and 2.4 below, if the Net Worth of the Acquired Business exceeds $0, such excess, if any, shall be added to the Hold-Back by Purchaser and then paid in cash at the end of the Settlement Period; provided, however, that should it be determined, pursuant to the procedures set forth in Sections 2.3 and 2.4, that Net Worth of the Acquired Business was, actually, less than $0, Purchaser shall be entitled to reimburse itself for such deficiency out of the Hold-Back before paying the balance thereof to Seller at the end of the Settlement Period; plus

          (c)     An “Earnout” in the amount which is equal to thirty-two percent (32%) of Seller’s Branch Contribution during the five years immediately following the Closing (“Earnout Period”).  The Earnout shall be calculated by Purchaser on a quarterly basis for each three-month period following the Closing (“Quarter”)throughout the Earnout Period.  Within five business days after the public announcement of Purchaser’s earnings for the Quarter, Purchaser shall provide Seller with a written statement itemizing Purchaser’s calculation of the Branch Contribution and resulting Earnout and provide Seller with payment in the amount of seventy five percent (75%) of the calculated Earnout.  The remaining Earnout balance due for the preceding four Quarters shall be reconciled annually as of the thirty-first (31st) day of each July during the Earnout Period and shall be paid not later than the fifteenth (15th) day of September following.

          (i)     As used herein, “Branch Contribution” means the Gross Profit of the Seattle Branch, functioning after Closing as Purchaser’s Seattle branch (“Seattle Branch”), less the sales expenses of the Seattle Branch.

          (ii)     “Gross Profit,” for the purpose of computing Branch Contribution, shall be the sum of: (1) for systems and equipment sales and “Other Revenues” as reported in Purchaser’s financial statements, the gross profit computed by the Purchaser’s accounting systems; plus (2) for cabling, installation and service revenues, an assumed gross profit determined by Purchaser from time-to-time based on Purchaser’s actual service and installation gross profit as reported by the Purchaser’s accounting systems; less (3) a charge of 2% of all revenues to cover the Seattle Branch’s portion of the Purchaser’s corporate cost of goods sold (material logistics functions).

          (iii)     Sales expenses for purposes of computing Branch Contribution shall mean the direct operating expenses associated with the sales and sales administration of the Seattle Branch as customarily reported by the Purchaser’s accounting systems including, but not limited to salaries, wages, payroll taxes, benefit costs, office expenses, lease expenses, rent, travel costs, and certain allocated corporate overhead expenses.

          (iv)     As of the Closing Date, the only allocated corporate expenses to be charged against the Branch Contribution formula shall be vacation and depreciation costs.  Certain costs of the Seattle Branch, such as rent expense, that require allocation between sales expenses and other departments within Purchaser’s Seattle Branch, shall generally be allocated based upon the relative headcount of the sales and sales administration portion of the Seattle Branch compared to the total headcount of the Seattle Branch.

          (v)     From time-to-time, it may be necessary to change the allocation formula or to add or subtract allocated expenses from the calculation of Branch Contribution. Such changes, other than changes due to relative headcount, shall be agreed to in writing by the Seller and the Purchaser prior to inclusion of the change in the computation of Branch Contribution.

          (vi)     Seller and its representatives shall have the right for a period of thirty (30) days after receiving the annual reconciliation of Purchaser’s Earnout calculation to review Seller’s books and records and, if Seller desires, to have an independent public accountant examine such books and records, for up to an additional sixty (60) days (ninety days in all), to verify Purchaser’s calculation of the Earnout.  In the event a dispute exists between the parties in relation to Purchaser’s calculation of the Earnout, the parties shall negotiate in good faith toward an agreed calculation of  the Earnout.

          2.3      Equity Determination.  Seller shall perform and certify a physical count of its inventory as of the Closing Date at which Purchaser and its duly authorized representatives shall be entitled to be present.  A balance sheet for Seller as of the Closing Date (“Closing Date Balance Sheet”) shall be delivered by Seller to Purchaser at or within fifteen (15) days after the Closing, and Purchaser shall have thirty (30) days following such delivery (“Equity Determination Period”) to review the Closing Balance Sheet to complete Purchaser’s verification that Seller’s receivables are collectible, that its inventory is in good condition and salable in the ordinary course of business, and that there have been no material changes in the assets or liabilities of Seller since May 31, 2004 (other than the Permitted Distributions). At the end of the Equity Determination Period, Purchaser shall deliver to the Seller a certificate

(“Closing Equity Certificate”) signed by an officer of Purchaser indicating its determination of the amount of Seller’s total stockholder’s equity of the Closing Date (“Closing Equity Value”) as determined by Purchaser in good faith, and, subject to Section 2.4 below, Purchaser shall pay the Seller an amount equal to the excess of Seller’s Closing Equity Value over the amount paid to the Seller pursuant to Section 2.2(b); provided that if Seller’s Closing Equity Value is less than $0, Seller shall fully reimburse Purchaser to the extent of such deficit and such obligation of Seller shall constitute an offset in favor of Purchaser against the Hold-Back and the Earnout.  Seller’s books shall be closed as of the Closing Date consistent with past practice in accordance with GAAP.

          2.4      Disagreement Regarding Equity Determination.  Notwithstanding Section 2.3 above, Seller and its representatives shall have the right for a period of thirty (30) days after receiving the Closing Equity Certificate to review Seller’s books and records as of the Closing Date and, if Seller desires, to have an independent public accountant examine such books and records, for up to an additional sixty (60) days (ninety days in all), to verify Purchaser’s calculation of the Closing Equity Value.  If Seller does not agree with Purchaser’s calculation of Closing Equity Value, the parties shall negotiate in good faith to agree upon such value and allocation, and to the extent that the Closing Equity Value is found to have been less than $0, Seller shall reimburse Purchaser the amount of such deficiency with in ten (10) days after delivery of such independent evaluation.  If the independent evaluation established a Closing Equity Value which is 110% or more of the value determined by Purchaser as set forth in the Closing Equity Certificate, Purchaser shall pay all costs incurred by Seller in connection with such independent evaluation.

          2.5      Assumed Liabilities.  As further consideration for Asset Purchase, Purchaser shall assume and discharge those and only those liabilities and obligations of Seller described in Schedule 2.5 (“Assumed Liabilities”), which shall not include any long-term debt, including current maturities thereof, if any.

          2.6      Allocation of Purchase Price.  The parties to this Agreement shall allocate the Purchase Price among the Assets in accordance with the book value of Seller’s assets as reflected in the Closing Date Balance Sheet.  Twenty-thousand dollars ($20,000) of the Purchase Price shall be allocated to the Non-Competition Agreement.  The parties agree to file any and all applicable tax returns and other required related tax schedules in accordance with such allocation and Section 1060 of the Internal Revenue Code and will not adopt or otherwise assert tax positions inconsistent therewith.  Purchaser and Seller shall each prepare and file its Form 8594 for the taxable year in which the Closing takes place, consistent with the requirements set forth in this Section 2.6.

ARTICLE III
THE CLOSING

          3.1      Closing Time and Place.  The consummation of the Asset Purchase and the other transactions contemplated by this Agreement (the “Closing”) shall take place as soon as reasonably practicable after every party to this Agreement shall have indicated to the other that it has satisfied or stands ready to satisfy all conditions of Closing for which it is responsible, or at such other time and place as Seller and Purchaser shall mutually agree, but not later than August 2, 2004 which date shall be referred to as the “Closing Date.”  The Closing shall take place at the offices of Purchaser’s counsel, Barber & Bartz, P.C., 525 South Main, Tulsa, Oklahoma 74103-4511.

          3.2      Seller’s Deliveries.  At the Closing, Seller will deliver to Purchaser all of the items described in Section 8.9 hereof, including the Bill of Sale and Assignment referred to therein conveying to Purchaser all of Seller’s right, title and interest in and to all of the Assets.  At or after the Closing, Seller shall execute and deliver to Purchaser such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances and to comply with the purposes and intent of this Agreement.

          3.3      Purchaser’s Deliveries.  At the Closing, Purchaser will deliver to Seller all of the items described in Section 9.4 hereof.

          3.4      Further Assurances.  Seller and Purchaser agree that they shall, at any time and from time to time after the Closing, upon request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the purposes and intents of this Agreement.  No action taken or document executed pursuant to this section shall increase the liability of Seller or Purchaser beyond that contemplated by any other provision of this Agreement.

          3.5      Consents.  To the extent that the assignment or transfer of any contract or right to be assigned or transferred to Purchaser as provided in this Agreement shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign or transfer the same if any attempted assignment would constitute a breach thereof.  Seller agrees that it will use its best efforts to obtain the consent of the other parties to all Material Contracts to the assignment or transfer thereof to Purchaser.  Seller shall have no liability to Purchaser for failure to obtain any such third party consent provided Seller complies with its obligations under this section.  Purchaser agrees that it will cooperate with and assist Seller in its efforts to obtain any such consents.  If Seller is unable to obtain any necessary consent to an assignment or transfer to Purchaser of any Material Contract, Purchaser shall have the right to terminate this Agreement pursuant to Section 11.1 without liability to any party under this Agreement.

          3.6      Prorations.  Any paid or unpaid taxes or governmental charges or assessments which are levied or assessed based solely on time periods (e.g., property taxes but not sales or income taxes), relating to the Assets for the periods during which the Closing occurs (“Prorated Taxes”), shall not be deemed to be part of the Assumed Liabilities or Assets to be acquired by Purchaser, but shall be prorated between Seller and Purchaser, as of the Closing Date, with Purchaser bearing only that portion of such expense that the number of days after the Closing Date bears to the total number of days in the applicable period and Seller bearing only that portion of such expense that the number of days prior to the Closing Date bears to the total number of days in the applicable period.  To the extent not adjusted in cash at Closing, all requests for payment of taxes properly attributable to one party that are received by the other will be promptly forwarded to the other party, which shall promptly pay the same.

ARTICLE IV
EMPLOYMENT MATTERS

          4.1      Employees.  Neither Purchaser nor any of its Affiliates shall have any obligation to offer employment to, or to employ, any employee of Seller, except as provided below, and neither Purchaser nor any of its Affiliates shall have any liability in respect of any salary, severance, health, welfare, retirement, or any other benefits relating to employment of such employees with Seller or its predecessors.  To the extent that Purchaser offers employment to Seller’s employees and such employees accept such employment, Purchaser will credit them with time previously served with Seller in order to calculate the amount of paid time off to which they will be entitled in Purchaser’s employ.  Notwithstanding the foregoing, Purchaser shall offer to enter into written employment agreements in the form set forth in the attached Schedule 4.1 with the following current employees of Seller:  Fred McDermott, Timothy L. Nicholas, and Craig Y. Nishizaki.

          4.2      Medical Coverage.  Seller shall retain, in accordance with its applicable employee plans, responsibility for and continue to pay all hospital, medical, life insurance, disability and other employee welfare benefit plan expenses and benefits for each Seller employee hired by Purchaser to the extent of Seller’s responsibility to employees and their covered dependents (or the applicable requirements under COBRA) for the period prior to the Closing Date.

          4.3      Indemnification.  Seller shall, defend, indemnify and hold harmless Purchaser, its corporate affiliates, and their respective directors, officers and employees, successors and assigns against and in respect of: (i) any claim for wrongful discharge or breach of any written employment contract or written plan or policy arising from any termination of the employment of any employee by Seller; (ii) any claim for severance benefits or termination pay or continued employment arising out of or resulting from any employee’s employment by Seller, including, without limitation, any claims relating to Purchaser’s obligations as a successor; (iii) any claims relating to Purchaser’s obligations as a “successor” to the Business and claims for withdrawal liability, each with respect to any multi-employer pension plans; and (iv) any liability that may arise as a result of Seller or any of its subsidiaries being a member of a “controlled group” or an “affiliated service group” (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), or being under “common control” (within the meaning of Section 4001 of ERISA).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL SHAREHOLDER AND THE SELLER

          The Seller Principal and Seller represent and warrant to Purchaser as follows:

          5.1     Organization and Qualification.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington and is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted.  Attached as Schedule 5.1 are true, correct, and complete copies of Seller’s Certificate of Formation and Operating Agreement, and all amendments thereto.  Seller has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.  Seller is in good standing in each jurisdiction in which the operation of its business requires it to be registered to do business unless the failure to be so registered would not have a material adverse effect on Seller.

          5.2     Authority.  Seller has the requisite power and authority to enter into this Agreement and to effect the transactions contemplated hereby.  The Seller Principal has the full legal right, power and authority to enter into this Agreement.  Seller is member-managed and the execution, delivery and performance of this Agreement have been approved by Seller’s Members. Attached as Schedule 5.2 are true and correct copies of the Resolutions adopted and approved by all of Seller’s Members by unanimous written consent authorizing the transactions to be effected pursuant to this Agreement.  No additional organizational proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby.

          5.3     Enforceability.  This Agreement has been duly and validly executed and delivered by Seller and the Seller Principal, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes, to the best of Seller’s and the Seller Principal’s knowledge, a valid and binding agreement of Seller and the Seller Principal, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

          5.4     Non-Contravention.  The execution and delivery of this Agreement by Seller and the Seller Principal do not, and the consummation by Seller and the Seller Principal of the transactions contemplated hereby will not, (i) violate or result in a breach of any provision of, or constitute a default under, (ii) result in the termination of, (iii) accelerate the performance required by, (iv) result in a right of termination or acceleration under, or result in the creation of any Encumbrances upon any of the Assets under any of the terms, conditions or provisions of, (X) Seller’s Articles of Organization or Operating Agreement, (Y) any Laws applicable to Seller or any of the Assets, or (Z) except as set forth in Schedule 5.4, any material instrument or agreement which Seller is now a party or by which Seller or any of the Assets may be bound or affected.

          5.5     Consents.  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by Seller and the Seller Principal or the consummation by Seller and the Seller Principal of the transactions contemplated hereby except as set forth in Schedule 5.5 and such actions or filings which, if not made or obtained, as the case may be, would not have a material adverse affect.

          5.6     Financial Statements.  Seller has delivered to Purchaser copies of Seller’s internally generated financial statements for the twelve (12) months ended December 31, 2002, and December 31, 2003 and the six-month period ended as of June 30, 2004 (collectively, the “Financial Statements”), true and correct copies of which are hereto attached as Schedule 5.6.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except for the fact that footnotes have not been included) and fairly and accurately present all of Seller’s assets and liabilities as of the date thereof and the results of operations for the periods covered thereby.

          5.7     Assets.  Except as set forth in Schedule 5.7, Seller has good and marketable title to all of the Assets or, in the case of leased Assets, valid leasehold interests whether real, personal, mixed, tangible or intangible. All the owned Assets and the Seller’s interest in the other Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Encumbrances other than Permitted Encumbrances. The Assets are all the assets and properties necessary to permit the Seller to operate the Business as currently operated. The Assets are in good working order and condition, ordinary wear and tear excepted.

          5.8     Accounts and Notes Receivable.  Schedule 5.8 sets forth an accurate list of the accounts and notes receivable of the Seller as of June 30, 2004.  Receivables from and advances to employees, Seller, its shareholders or any entities or persons related to or Affiliates of Seller or its shareholders are separately identified in Schedule 5.8.  Schedule 5.8 also sets forth an accurate aging of all accounts and notes receivable as of the June 30, 2004, showing amounts due in 30-day aging categories.  The trade and other accounts receivable of the Seller are bona fide receivables, arising from the sale of goods or services in the ordinary course of business and were recorded correctly in the books and records of Seller in accordance with GAAP and to the knowledge of the Seller and the Seller Principals are collectible in the amounts shown on Schedule 5.8 net of reserves reflected in the Financial Statements.  Notwithstanding the foregoing, if any receivable outstanding at the Closing Date, including receivables reflecting accrued manufacturers’ incentive payments, becomes more than sixty (60) days past due, as measured from the due date of the invoice, the Purchaser can notify the Seller of the past due status of the invoice and the Seller shall have forty-five (45) days to assist in the collection of the invoice.  If, after this period, the invoice is not collected, the Purchaser can declare the invoice uncollectible and can deduct the amount of the invoice from any future Earnout payment under this Agreement.

          5.9      Inventories.  Except as stated in Schedule 5.9, the items of inventory being sold or produced under this Agreement exist in fact, are current, were purchased or produced in the ordinary course of business and are in the aggregate valued at the lesser of cost or fair market value.

          5.10   Contracts.  Set forth in Schedule 5.10 is a list of all material contracts, agreements, instruments, leases and licenses to which the Seller is a party and which are included in the Assets or to which any of the Assets is subject, all of which (“Material Contracts”) are valid and binding obligations of Seller and, to the best of Seller’s knowledge, of the other parties thereto in accordance with their respective terms and conditions.  True and correct copies of all documents described in any exhibit attached to this Agreement have been made available or delivered to Purchaser.  Except as otherwise indicated in Schedule 5.4 or Schedule 5.10 hereto, (i) neither the Seller nor, to the Seller’s knowledge, any other party to any such Material Contract has given notice of termination or taken any action inconsistent with the continuance of, is now in violation or breach of, or in default in complying with, any material provision thereof and (ii) the consent of any other party to such contract, agreement, instrument, lease or license is not required to validly effect the assignment, transfer or conveyance thereof from Seller to Purchaser.

          5.11    Tangible Personal Property.  Attached as Schedule 5.11 is a true, complete and accurate list of all material tangible personal property of Seller included in the Assets, and Seller owns all such property free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature, except as stated in Schedule 5.11.  Except as otherwise set forth in Schedule 5.11, such tangible personal property is adequate for the conduct of the Business as presently conducted.  At Closing, Purchaser will receive all such tangible personal property free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature, except as set forth in Schedule 5.11.  To the best of Seller’s knowledge, all such tangible personal property is in good operating condition and repair (ordinary wear and tear excluded), is useable in the Business as presently conducted and has been maintained and repaired in accordance with customary industry practices, except as may otherwise be noted in Schedule 5.11.

          5.12   Permits.  Schedule 5.12 contains an accurate list of all material licenses, franchises, permits and other governmental authorizations held by Seller (the “Permits”).  The Permits are valid, and Seller has not received any written notice that any Governmental Authority intends to cancel, terminate or decline to renew any such Permit.  The Permits are all the permits that are required by Law for the operation of the businesses of Seller as currently conducted and the ownership of the Assets except any Permit the failure to have which would not have a material adverse effect.  The Seller has conducted and is conducting the Business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits.

          5.13    Intangible Personal Property.  Attached as Schedule 5.13 is a true, complete and accurate list of all material intangible personal property of Seller (other than Permits) as related to the Business, including all material patents, patent applications, trademarks, trademark applications and registrations therefor, options to purchase property of others and any licenses (including but not limited to software licenses as licensee) and other agreements or arrangements providing for the right to use the property of others in the conduct of the Business.  Seller is not a licensor in respect of any patents, trade secrets, technical data, inventions, know-how, trademarks, trade names, copyrights or applications therefor, relating to the Business, except as stated in Schedule 5.13.  Except as disclosed in Schedule 5.13, Seller owns or possesses adequate licenses or other rights to use all patents, trade secrets, technical data, trademarks, trade names or copyrights necessary to conduct the Business as now operated, and have not received notice that its use of such patents, trade secrets, technical data, trademarks, trade names or copyrights infringes the rights of others.  Except as set forth in Schedule 5.13 , there are no adverse claims, liens, encumbrances, or security interests upon or affecting the items of intangible property described and, Seller is the owner of all right, title and interest in and to such intangible property.

          5.14   Real Property.  Attached as Schedule 5.14 is a true, complete and accurate description of all interests in real property owned, used by or leased to Seller.  Seller has valid leases, not in default, as to such real property leased by it, all free and clear of all liens, mortgages, charges or encumbrances of any nature whatsoever, except as described in Schedule 5.14 and except for (a) liens for current state and local property taxes or general or special assessments not in default, and (b) such liens, encumbrances, easements, rights of way, building and use restrictions, exceptions, reservations and limitations as do not in any material respect detract from the value of the property subject thereto or interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business.

          5.15   Labor Relations.  Seller is not bound by or subject to any arrangement with any labor union, and no employees of Seller are represented by any labor union or covered by any collective bargaining agreement nor, to Seller’s or the Seller Principal’s knowledge, is any campaign to establish such representation in progress.  There is no pending nor, to Seller’s or the Seller Principal’s knowledge, threatened labor dispute involving Seller or any group of Seller’s employees nor has Seller experienced any significant labor interruptions over the past five (5) years.  Except as set forth on Schedule 5.15, Seller nor the Seller Principal has no knowledge of any claims made by or disputes with any of its employees.

          5.16   Trade Restrictions and Confidentiality Agreements.  Schedule 5.16 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which Seller is bound or under which Seller has any rights or obligations.

          5.17    Employee Compensation.  Schedule 5.17 contains a description of all salary and other compensation arrangements which Seller has with its employees and contains a complete list of the names and current salary rates of and bonus commitments to each person currently employed by Seller.

          5.18    Employee Benefit Plans.  To the knowledge of Seller and the Seller Principal, Seller is in compliance in all material respects with all reporting and disclosure requirements applicable to it and its Pension Plans and Welfare Plans under the Code, ERISA, and all Department of Labor and Internal Revenue Service regulations promulgated thereunder.  No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or, to Seller’s or the Seller Principal’s knowledge threatened, against any fiduciary of the Pension Plans or the Welfare Plans.  To the Seller’s and the Seller Principal’s knowledge, no Pension or Welfare Plan, nor any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any Governmental Authority.

          5.18.1     Pension Plan; Claims.  Every Pension Plan or similar arrangement maintained by Seller, whether written or oral, is listed and described in Schedule 5.18.1.  There are no outstanding liabilities of Seller to the Pension Plan (other than payroll deduction contributions not yet remitted to the Plan Trustee), and neither the Seller nor the Seller Principal knows of any potential liabilities in connection therewith.  There is no action, suit or claim pending (other than for benefits in the normal course), pending or to the knowledge of Seller or the Seller Principal threatened, and neither the Seller nor the Seller Principal has any knowledge of any facts which could give rise to any action, suit or claim, against the Pension Plan or Seller, which might subject Seller to any material liability.

          5.18.2     Welfare Plans; Claims.  Every Welfare Plan or similar arrangement maintained by Seller or to which it makes employer contributions with respect to its employees, whether by written or oral agreement, are listed in Schedule 5.18.2.  There is no action, suit or claim (other than for benefits in the ordinary course) pending or to the knowledge of Seller or the Seller Principal threatened, and neither Seller nor the Seller Principal has any knowledge of any facts which could give rise to any action, suit or claim against any of the Welfare Plans or Seller, which might subject Seller to any material liability.

          5.18.3     Prohibited Transactions.  To Seller’s and the Seller Principal’s knowledge, none of the Welfare Plans or the Pension Plan, nor any of their related trusts, nor Seller or any trustee, administrator or other “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Pension Plan or any Welfare Plan, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to Seller’s participation therein, which could subject the Pension Plan or any of the Welfare Plans, their related trusts, trustees, administrators or other fiduciaries, Seller, Purchaser, or any other party dealing with the Pension Plan or the Welfare Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code or which could have a material adverse effect on the assets, business or financial condition of Seller.

          5.18.4     Compliance.  To the knowledge of Seller and the Seller Principal, (a) the Pension Plan and each of the Welfare Plans complies currently, and has complied in the past, both as to form and operation and in all material respects, with its own terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations; (b) all necessary governmental approvals and determinations for the Pension Plan have been obtained, including where applicable, a favorable determination as to its qualification under Sections 401(a), and 501(a) of the Code; and (c) nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.  To the knowledge of the Seller and the Seller, all amounts that are currently owing to plan participants, or contributions required to be made to the Pension Plan or any of the Welfare Plans have been paid or contributed with respect to all periods prior to the Closing Date or have been provided for by adequate reserves in the Financial Statements.

          5.18.5     COBRA.  To the knowledge of Seller and the Seller Principal, except as set forth in Schedule 5.18.5, Seller has complied in all material respects with the “continuation coverage requirements of group health plans” provided in Section 4980B of the Code, Sections 601 et. seq. of ERISA, the Family and Medical Leave Act of 1994, and all regulations promulgated thereunder.

          5.18.6     401(k) Plan. The Seller’s 401(k) Plan, if any, permits, or prior to Closing shall be amended to permit, employees of Seller who are hired by Purchaser to roll or directly transfer their vested account balances to a “qualified employee pension plan” at no cost to Purchaser.

          5.18.7     Miscellaneous Benefit Plan Matters.  Neither Seller nor any other entity, whether or not incorporated, which is deemed to be under “common control” (as defined in Section 414 of the Code, or 4001(b) of ERISA) with Seller (“Commonly Controlled Entity”) maintains or contributes to any “employee pension benefit plan” (within the meaning of Section 3(2)(A) of ERISA) that (a) is a “defined contribution plan” described in Section 3(34) of ERISA or Section 414(i) of the Code, or a “defined benefit plan” described in Section 3(35) of ERISA or Section 414(j) of the Code, and (b) gives rise, or will give rise, to any liability of Seller for (i) any delinquent premium payments due under Section 4007 or ERISA with respect to any such defined benefit plan, or (ii) any unpaid minimum funding contributions that would result in the imposition of a lien on any assets of Seller pursuant to Section 412(c)(11) of the Code or Section 302(c)(11) of ERISA.  Neither Seller nor any “Commonly Controlled Entity” (as defined in ERISA) sponsors or sponsored, maintains or maintained, any defined benefit plan that has been, or will be, terminated in a manner that would result in any liability of Seller to the Pension Benefit Guaranty Corporation or that would result in the imposition of a lien on any assets of Seller pursuant to Section 4068 of ERISA ..  At no time during the five-year period immediately preceding the first day of the year in which the Closing Date occurs has Seller or any Commonly Controlled Entity participated in or contributed to any “multi-employer plan” (within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code), or had an obligation to participate in or contribute to any such multi-employer plan.  No agreement subject to Section 4204 of ERISA has been entered into in connection with the Asset Purchase.  None of the Welfare Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, or director of Seller.

          5.19   Litigation and Legal Compliance.  Except as set forth in Schedule 5.19, there is no material claim, action, suit or proceeding, pending or, to the knowledge of the Seller and the Seller Principal, threatened against or affecting Seller, at law or in equity, or before or by any Governmental Authority having jurisdiction over Seller.  No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Seller and, to the Seller Principal’s and Seller’s knowledge, there is no basis therefor.  Except to the extent set forth in Schedule 5.19, the Seller has conducted and is conducting the Business in compliance with all Laws applicable to Seller, the Assets or the operation of the Business.

          5.20   Taxes.  Except as set forth in Schedule 5.20, Seller has timely filed all requisite federal, state, local and other tax returns for all fiscal periods for which the applicable statute of limitations has not expired, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods for which the applicable statute of limitations has not expired.  Seller has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers’ compensation.  There are no examinations in progress or claims against Seller relating to Taxes for any period or periods prior to and including the Effective Date and no written notice of any claim for Taxes, whether pending or threatened, has been received.  Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes.  Seller is not a party to any tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes.  The amounts shown as accruals for Taxes in the Financial Statements as of June 30, 2004 are, and at Closing will be, sufficient for the payment of all Taxes for all fiscal periods ended on or before that date.  Seller currently utilizes the accrual method of accounting for income tax purposes.  Such method of accounting has not changed since the inception of Seller’s business.

          5.21   Solvency.  Seller is not insolvent, and will not be rendered insolvent by the transfer contemplated by this Agreement. Seller assets exceed its liabilities, and Seller is currently paying its obligations as they become due.

          5.22   Change of Name.  Except as set forth in Schedule 5.22, Seller has not conducted business under any name during the past five (5) years other than Bluejack Systems, L.LC.

          5.23   Books and Records.  The books of account, minute books, stock record books, and other records of Seller, are complete and correct in all material respects, have been maintained in accordance with sound business practices, and all of them have been made available for inspection by Purchaser.

          5.24   Disclosure.  Seller has fully provided Purchaser and its representatives with all the information that Purchaser has requested in analyzing whether to consummate the Asset Purchase. None of the information so provided nor any representation or warranty of Seller contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make such representation, warranty or statement, in light of the circumstances under which they were made, not misleading.

          5.25   No Implied Representations.  Notwithstanding anything to the contrary contained in this Agreement, the Seller and the Seller Principal have not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Seller and the Seller Principal expressly set forth in this Agreement.

          5.26    Accuracy of Information Furnished.  This Agreement and the attached schedules and exhibits are free of any untrue statements of material fact and do not omit to state a material fact necessary to make the statements contained in this Agreement and the attached schedules and exhibits not misleading.  To the best of Seller’s knowledge, there is nothing which has not been set forth or disclosed in this Agreement and the attached exhibits which currently materially adversely affects the Business or the Assets.

          5.27    Location.  Except as to items that may be out for service or repair or with sales representatives for marketing purposes, all tangible personal property included in the Assets is currently found at the locations set forth in Schedule 5.27.

          5.28    Warranty Claims.  Except as set forth in Schedule 5.28, there are no warranty claims for defective work completed by the Business existing, pending or, to the knowledge of the Seller, threatened against the Business or Seller.

          5.29    Management and Ownership.  All of Seller’s Members are as identified in Schedule 5.29.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

          The Purchaser represents and warrants to Seller Principal and Seller as follows:

          6.1     Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted.  Purchaser has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.  Purchaser is in good standing in each jurisdiction in which the operation of its business requires it to be registered to do business unless the failure to be so registered would not have a material adverse effect on Purchaser.

          6.2     Authorization of Transaction. Purchaser has full power and authority to execute and deliver this Agreement, to effectuate the transactions contemplated hereby, and to perform its obligations hereunder.  To the extent required by its Articles of Incorporation, Bylaws and applicable law, the Board of Directors of Purchaser has approved this Agreement, its Exhibits and Schedules.

          6.3     Enforceability.  This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery hereof by Seller and Seller Principal, constitutes, to the best of Purchaser’s knowledge, a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

          6.4     Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, regulation, rule, judgment, order, decree, injunction, or other restriction of any government, governmental agency or court to which Purchaser is subject, or will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any contract, lease, sublease, license, franchise, permit, indenture, agreement, or mortgage to which Purchaser is a party or by which it is bound.

          6.5     Consents.  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except as may be required as set forth in Section 6.5, and such actions or filings which, if not made or obtained, as the case may be, would not have a material adverse affect.

ARTICLE VII

CERTAIN COVENANTS

          7.1     Conduct of Business.  Seller shall conduct the Business up to the date of Closing in the normal and regular manner, and will not enter into any contact except as may be required in the ordinary course of business. Except with respect to disclosure to their respective attorneys, financial advisors and officers and employees with a need to know, or as otherwise required by law, the parties shall insure that the existence of this Agreement is kept in strictest confidence prior to Closing, and no party shall disclose the terms hereof to any person, before Closing, without each party’s prior written consent.

          7.2     Future Cooperation; Final Equity Value; Tax Matters.  The Seller Principal, Seller and Purchaser shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement.  Purchaser will, and will cause its managers and employees to, cooperate with Seller and its representatives in their review and verification of the Earnout calculation as determined by Purchaser, pursuant to Section 2.2, and the Closing Equity Value determined by Purchaser, pursuant to Section 2.3.  Seller will cooperate and use its best efforts to cause its managers and employees to cooperate with Purchaser at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all tax periods prior to the Closing.  Purchaser will provide Seller and the Seller Principal with access to such of Seller’s books and records as may be reasonably requested by Seller or the Seller Principal in connection with federal, state and local tax matters relating to periods prior to the Closing.  The party requesting cooperation, information or actions under this Section 7.2 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

          7.3      Access.  Between the date of this Agreement and the Closing Date, Seller shall give Purchaser and its authorized representatives reasonable access upon reasonable notice during reasonable business hours and in such manner as not unduly to disrupt their respective normal business activities, to any and all premises, properties, contracts, commitments, books, records and affairs of the Business and shall cause its officers and employees to furnish to Purchaser any and all financial, technical and operating data and other information pertaining to the Business as Purchaser may from time to time reasonably request; provided, however, that such access shall not include access to any item or property not related to the Business.

          7.4      Vendor and Customer Introductions. Seller shall make arrangements reasonably satisfactory to Purchaser for representatives of the Purchaser to meet Seller’s vendors and customers.  Seller will be permitted to have a representative at each such meeting.

          7.5      Preservation and Continuity of Representations.  Seller and the Seller Principal, jointly and severally, hereby covenant with Purchaser and Purchaser hereby covenants with Seller and the Seller Principal that from and after the Effective Date and through the Closing Date or the earlier termination of the Agreement, they shall use their best efforts to ensure that all of the representations and warranties set forth in Articles V and VI hereof shall be true in all material respects as of the Closing Date as if repeated at and as of such time, and shall advise each other promptly of any material adverse change or deviation in or from any of the representations and warranties herein from the Effective Date through the Closing Date.

           7.6    Effect of Purchaser’s Due Diligence.  Purchaser’s due diligence review shall not relieve Seller or the Seller Principal of any duties concerning their respective representations, warranties, covenants or agreements contained in this Agreement.

          7.7      Filings with SEC.  Between the Effective Date and the Closing, or promptly thereafter, Purchaser may have to make certain filings with the Securities and Exchange Commission.  To the extent that information concerning the Seller Principal and/or Seller is required to be included in such filings as required by applicable law, Seller and the Seller Principal shall supply or cause Seller’s auditors and other advisors to supply such information, in the manner and form reasonably requested by Purchaser, at Purchaser’s cost, promptly and in any event not later than twenty (20) days after receipt of such request.

ARTICLE VIII
CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

          Each and every obligation of Purchaser under this Agreement that has to be performed on or after the date hereof shall be subject to the satisfaction or waiver by Purchaser on or before the Closing Date of the following conditions:

          8.1      Representations.  The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date. Seller shall have delivered to Purchaser a certificate to that effect dated the Closing Date and signed by an officer of Seller.

          8.2      Performance.  All the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date shall have been fully complied with or performed in all material respects or waived by Seller.  Purchaser shall have delivered to Seller a certificate to that effect dated the Closing Date and signed by an officer of Purchaser.

          8.3      Waiting Periods.  All other governmental or regulatory approvals the absence of which would have a material adverse effect upon the conduct of the Business by Purchaser or Purchaser’s ownership or control of the Assets or the Business shall have been obtained, and (x) no suit, action or proceeding by any Governmental Authority shall be pending and (y) Purchaser shall not have been advised in writing by any Governmental Authority that such Governmental Authority intends to file or commence any suit, action or proceeding, which, in either case, seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or to impose limitations on the ability of Purchaser to exercise full rights of ownership of the Assets or require the divestiture by Purchaser of any of the Assets.  Purchaser shall deliver to Seller copies of any writing referred to above in this section promptly upon receipt.

          8.4      Proceedings.  Prior to the Closing Date, no material litigation shall have been initiated by any federal, state or local governmental or public body or department or agency thereof or any other person questioning the legality of the transactions contemplated by this Agreement which, in the opinion of counsel to Purchaser, makes it undesirable to proceed with such transactions.

          8.5      Material Adverse Change.  Other than planned and permitted withdrawals of cash, securities and personal items at the Seller Principal’s discretion, no material adverse change shall have occurred in the Business between August 31, 2000 and the Closing Date.

          8.6      Required Permits and Consents.  Purchaser shall have received (i) its own counterparts of, or effective assignment of, or temporary or interim authority to operate pending the issuance of, all Permits and (ii) all required consents satisfactory to Purchaser to assignment to Purchaser of all Material Contracts (and the agreement to any modifications reasonably requested by Purchaser).

          8.7      Due Diligence.  Purchaser shall have completed its due diligence examination of Seller and found the Asset Purchase to be in all respects satisfactory to Purchaser.

          8.8     Board Approval.  Purchaser’s Board of Directors shall have given its approval to the closing of the Asset Purchase.

          8.9     Closing Documents.  Purchaser shall have received all of the following items:

8.9.1 Non-Competition Agreement. The Non-Competition Agreement in the form of Exhibit 8.9.1 executed by the Seller Principal (“Non-Competition Agreement”).

          8.9.2     Supplier and Vendor Contracts.  Fully executed contracts or agreements, or assignments of Seller’s existing contracts and agreements, with the suppliers and vendors of the Business deemed necessary by Purchaser to the continued operation and success of the Business as identified in Schedule 8.9.2.

8.9.3 Bill of Sale. A duly executed the Bill of Sale and Assignment in the form of Exhibit 8.9.3.

          8.9.4     Releases.  Duly recorded and filed releases of all outstanding mortgages covering any of the Assets and termination statements for all outstanding UCC financial statements, amendments and assignments covering any of the Assets.

          8.9.5     Clearance Certificate.  A “tax clearance certificate” from the appropriate regulatory agencies in Washington and each other state in which Seller is qualified to do business stating that all sales and use taxes have been paid through a date no earlier than thirty (30) days prior to the Closing.

          8.9.6     Closing Certificate.  A certificate in the form of Exhibit 8.9.6, dated as of the Closing Date and signed by Seller and the Seller Principal, verifying the satisfaction of the conditions set forth in Sections 8.1 through 8.5 hereof.

8.9.7 Additional Documents. All such other certificates and documents consistent with this Agreement as Purchaser or its counsel shall have reasonably requested.

ARTICLE IX
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

          Each and every obligation of Seller under this Agreement to be performed on or after the date hereof shall be subject to the representations and warranties made by Purchaser in this Agreement being correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date and subject to the delivery of the following items by Purchaser at or before the Closing:

(a) The Non-Competition Agreement.

          (b)         In a form and content reasonably satisfactory to Seller, resolutions of the Board of Directors Purchaser duly approving and authorizing the execution, delivery and performance of this Agreement and the transactions and agreements contemplated by or referred to herein.

(c) The Cash Portion of the Purchase Price to Seller and any instrument deemed reasonably necessary by Seller and its counsel to evidence Purchaser’s assumption of the Assumed Liabilities.

(d) Employment Agreements for Fred McDermott, Timothy L. Nicholas and Craig Y. Nishizaki in the forms set forth in the attached Schedule 4.1.

ARTICLE X
INDEMNIFICATION

          10.1   Survival of Representations and Warranties.  The parties hereto agree that their respective representations, warranties, covenants, and agreements contained herein shall survive the Closing for a period of two (2) years after the Closing Date except that those covenants, representatives and warranties made by Seller with respect to Employee Benefit Plans and Taxes (Sections 5.18 and 5.20 hereof) shall survive the Closing for such periods of time that the Governmental Authority having jurisdiction over the subject matter of those covenants, representations and warranties may be empowered to assess a liability or deficiency with respect to any of the matters covered thereby (the “Indemnification Period”).

          10.2   Indemnification by the Seller.  Subject to the other provisions of this Article X, the Seller and the Seller Principal agree to save and indemnify Purchaser against, and hold it harmless from, any and all liabilities, of every kind, nature and description, fixed or contingent, including without limitation reasonable attorney fees and expenses incurred in connection with any action, claim or proceeding relating to such liabilities (“Damages”), arising from the breach of any of his representations, warranties, covenants, or agreements, contained herein or in the Exhibits or Schedules hereto, a claim for which is asserted in writing by Purchaser during the Indemnification Period.

          10.3   Indemnification by Purchaser.  Purchaser agrees to save and indemnify the Seller against and to hold him harmless from any and all Damages arising from the breach of any of Purchaser’s representations, warranties, covenants or agreements contained herein or the Exhibits hereto, including, but not limited to, failure by Purchaser to pay Assumed Liabilities described in Schedule 2.5, a claim for which is asserted in writing by Seller during the Indemnification Period.

          10.4   Claims.  All claims for Damages shall be computed net of the present value of all readily ascertainable future tax benefits associated therewith.  No claim shall be made for matters adequately covered by insurance, nor may any party recover punitive damages as part of its Damages.

          10.5   Defense of Claims.  Each party entitled to indemnification under this Article X (the “Indemnified Party”) agrees to notify the party required to provide indemnification (the “Indemnifying Party”) with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof.  The Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at its own expense with counsel of its choice; provided, however, that (i) such counsel shall have been approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; (ii) the Indemnified Party may participate in such defense if it so chooses with its own counsel and at its own expense; and (iii) any such defense or compromise shall be conducted in a manner which is reasonable and not prejudicial to the Indemnified Party’s interest in such matter.  In the event the Indemnifying Party does not undertake to defend or compromise the claim, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim, and the Indemnifying Party shall be bound by (a) the final decree of any court of competent jurisdiction deciding the validity and amount of the claim asserted against the Indemnified Party, and (b) any compromise of such claim made with the prior consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          10.6   Extension of Time.  To the extent that an Indemnified Party delivers written notice of a claim for Damages against an Indemnifying Party prior to the expiration of the Indemnification Period, reasonably identifying the basis for the claim and the amount of any reasonably ascertainable Damages, the Indemnification Period shall be extended for such claim until such claim is resolved by a Final Determination.

          10.7   Final Determination.  For the purposes of this Agreement, a “Final Determination” shall exist when (i) the parties agree in writing upon the amount, or (ii) a court of competent jurisdiction shall have made a determination on the merits with respect thereto and appeal therefrom shall not have been taken within a timely fashion from the date of such determination. The asserting party will assign to the other party any claims against which the asserting party has been indemnified and paid as provided herein, as to which there may be claims against persons other than the Seller, and the other party in all respects shall be subrogated to the rights of the asserting party in connection therewith.

          10.8   Exclusivity.  The remedies contained in this Article X, including any remedy arising out of, relating to, in the nature of, or caused by the violation or any breach of a representation, warranty or covenant contained in this Agreement or with respect thereto, shall be exclusive of all other statutory or common law remedies available to any party; provided, however, that nothing set forth herein shall prohibit any party from seeking specific performance or injunctive relief for any actual or threatened breach of this Agreement.

ARTICLE XI
TERMINATION

          11.1    General.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Seller and Purchaser;

          (b)         By Purchaser if, through no fault of Purchaser, any of the conditions set forth in Article VIII shall not have been fulfilled, or shall become incapable of fulfillment, on or prior to August 2, 2004, and shall not have been waived;

          (c)         By Purchaser or Seller, if the Closing Date shall not have occurred on or prior to August 2, 2004 (or such later date as shall have been approved by the parties), unless such failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date;

          (d)         By Purchaser or Seller, if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall not have been withdrawn within thirty (30) days after the date on which such order, decree, ruling or other action was first issued or taken, or by reason of any litigation or proceeding pending or threatened to be instituted by any person or governmental body, which, in either case in the good faith judgment of its Board of Directors will in all likelihood result in an order, decree or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          (e)         By Purchaser or Seller, if any representation or warranty given or made in this Agreement or any attachment by the other was untrue in any material respect as of the date given or made or as of the Closing Date, in light of the circumstances under which such representation or warranty was given or made, or if any covenant given or made in or pursuant to this Agreement, and performable by the other before and as a condition to the Closing is breached and such breach is not promptly cured after notice.

          11.2    Effect.  In the event of termination or abandonment by reason of Section 11.1, this Agreement shall forthwith become void and there shall be no liability of one party to the other by reason of this Agreement unless the reason for termination or abandonment was caused by the action, the failure to act, the misrepresentation, omission or breach by the party to be charged with such liability with respect to a material aspect of the contemplated transaction.

ARTICLE XII
MISCELLANEOUS

          12.1    Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Seller Principal, Seller and Purchaser superseding any prior agreement and understanding relating to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written instrument executed by the Seller Principal, Seller and Purchaser, acting through their respective officers, duly authorized by their respective Boards of Directors.

          12.2    Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

          12.3    Brokers and Agents.  Other than the Seller’s tax and business advisor, Robert Staudacher, each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement.  Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

          12.4    Notices.  All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

If to Purchaser, addressed to them at:

XETA Technologies, Inc.
1814 West Tacoma
Broken Arrow, Oklahoma 74012-1406
Attn: Jack Ingram, Chief Executive Officer
Ph.: (918) 664-8200 Fax: (918) 664-6876

with a copy (which shall not constitute notice) to:

Barber & Bartz, P.C.
525 South Main, Suite 800
Tulsa, Oklahoma 74103-4511
Attn: Ron B. Barber, Esq.
Ph.: (918) 599-7755 Fax: (918) 599-7756

If to the Seller, addressed as follows:

Bluejack Systems, L.L.C.
13102 Northup Way
Bellevue, Washington 98005-2003
Attn: Greg Forrest, Member
Ph.: (206) 274-7306 Fax: (206) 219-7309

or the Seller Principal, addressed as follows:

Greg Forrest
5130 188th Place N.E.
Redmond, Washington 98052
Ph.: (_____) __________ Fax: (______) __________

with a copy (which shall not constitute notice) to:

Andrew M. Brackbill
Attorney at Law
1725 Westlake Avenue North, Suite 101
Seattle, WA 98109
Ph.: (206) 217-9500 Fax: (206) 217-9402

or such other address as any party hereto shall specify pursuant to this Section 12.4 from time to time.

          12.5    Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

          12.6    Reformation and Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          12.7    Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Oklahoma applicable to contracts to be entered into and fully performed in the State of Oklahoma by residents of the State of Oklahoma.

          12.8    Further Assurances.  Each party will, upon request of the other party, from time to time after the Closing, execute and deliver to the other all such further documents and instruments, and will do or use its reasonable best efforts to cause to be done such other acts, as such other party may reasonably request more completely to consummate and make effective the contemplated transactions.

          12.9    Expenses.  Each party shall pay its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.  Seller shall indemnify Purchaser against any claims of third parties for brokerage commissions or finders fees in connection with the transactions contemplated by this Agreement insofar as such claims are alleged to be based on arrangements made by Seller or any authorized agent thereof.  Purchaser shall indemnify Seller against any such claim of third parties for brokerage commissions or finders’ fees in connection with the transactions contemplated by this Agreement insofar as they are alleged to be based on arrangements made by Purchaser.  Purchaser represents that no such arrangements exist.  All sales, use or other tax, duty or recording cost, if any, imposed upon the transfer of the assets and business to be acquired by Purchaser pursuant to this Agreement shall be paid by Seller.

          12.10  Confidential Information.  Each party agrees it and its representatives shall hold in strict confidence, and shall not use for its own account or for the account of others, nor divulge or disclose to any person without a need to know, any information and documents received from the other party and, if the transactions herein contemplated are not consummated, each party will continue to hold such information and documents in strict confidence and shall return to such other party all such documents then in such receiving party’s possession (including the Schedules and Exhibits to this Agreement) without retaining copies thereof; provided, that each party’s obligations under this Section 12.10 to refrain from such use and to maintain such confidentiality shall not apply to any information or documents that are in the public domain when furnished by the other or to be disclosed required by applicable law .

          12.11  Publicity.  Seller and Purchaser each agree that, without the written consent of the other, it will not issue a press release or otherwise publicly disclose the transactions contemplated by this Agreement (including but not limited to the Purchase Price) except as may be required by law.  Any public announcement of this Asset Purchase will be made by Purchaser and Seller jointly and simultaneously, and the wording of any such announcement will be mutually agreed upon unless, in the reasonable judgment of counsel for Purchaser, any laws, rules or regulations to which Purchaser is subject (including the rules of NASDAQ) mandate other wording, in which event such other laws, rules or regulations as interpreted by Purchaser and its counsel shall control; provided, however, that from and after the Closing, Purchaser shall be entitled to issue press releases or otherwise publicly disclose its acquisition of the Business.

          12.12  Equitable Relief.  Each party recognizes that the other is likely to suffer irreparable damage if the provisions of Sections 12.10 or 12.11 are not specifically enforced.  In the event of a dispute concerning any of these sections, each party agrees that the other may, without posting bond or security, obtain a temporary or permanent injunction restraining the consummation of any action or transaction prohibited thereby pending determination of such dispute.  The provisions of Sections 12.10 and 12.11 shall likewise be enforceable by a decree of specific performance.  In the event of litigation relating to such provisions, if the court determines that either party or any of its employees, agents or representatives has breached any provision thereof, the injured party shall be entitled to recover from the breaching party its reasonable fees, costs, and expenses (including attorney fees) incurred in connection with the prosecution of any equitable or legal proceedings and any appeal therefrom.

          12.13  Dispute Resolution.  Subject to Section 12.12, any dispute under this Agreement which is not settled by mutual agreement among the parties hereto, shall be finally settled by binding arbitration, conducted by and in accordance with the rules then in effect of the American Arbitration Association.  The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties.  Each party shall bear its own costs and attorneys’ and witness’ fees.  The prevailing party in any arbitration, as determined by the arbitration panel, shall be entitled to an award against the other party in the amount of the prevailing party’s costs and reasonable attorneys’ fees.  In making any such award, the arbitration panel shall take into consideration the outcome of the proceeding and the reasonableness of the conduct of each such party in connection with the dispute, in light of the facts known to such party at the time such party engaged in such conduct.  The arbitration panel shall not have authority to award punitive damages. The arbitration shall be held in Denver, Colorado.

          12.14  Captions.  The captions and headings in this Agreement are for convenience only and will not be considered in interpreting any provision of this Agreement. Unless otherwise indicated, all article and section references are to the articles and sections of this Agreement and all references to day are to calendar days. Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a Saturday, Sunday or Oklahoma state holiday, such time for performance will be extended to the next business day.

          12.15  Successors.  This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either of the parties to this Agreement without the prior written consent of the other party.  Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties to this Agreement and their successors in interest and permitted assignees (if any), any rights or remedies under or by reason of this Agreement.

          12.16  Waiver.  Either Purchaser or Seller shall have the right to waive any one or more conditions precedent to Closing and to proceed with the transactions contemplated by this Agreement, without, however, releasing the other of its obligations from any liability for loss or damage sustained by reason of any such breach of any representation, warranty or covenant.

          12.17  Exhibits.  The Schedules and Exhibits referred to in this Agreement are incorporated by reference into this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Purchaser”		“Seller”

XETA TECHNOLOGIES, INC.		BLUEJACK SYSTEMS, L.L.C.

By	/s/ JACK INGRAM	By	/s/ GREG FORREST

	Jack Ingram,		Greg Forrest,
	President and Chief Executive Officer		Managing Member

“Seller Principal”

/s/ GREG FORREST

Greg Forrest, individually